EXHIBIT 99.1

For Immediate Release:

Media Sciences Reports Q1 Results on Record Net Revenues

Quarter Highlighted by Improved Sales Growth Driven By New Product Introductions and Results from Reorganized Sales Operations

OAKLAND, N.J., November 14, 2007—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its financial results for its first fiscal quarter ended September 30, 2007. The Company will host an investor conference call tomorrow morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended September 30, 2007 include:

* Record net revenues of $6.4 million, an increase of $0.8 million or 14% year-over-year and 17% over the prior quarter.

* Gross margin at 46% of net revenues, a 900 basis point decrease, year-over-year.

* Net loss of $0.19 million versus net income of $0.54 million year-over-year.

* EPS loss of $0.02 basic and fully diluted.

Michael W. Levin, President and Chairman of Media Sciences International, Inc. commented on the Company’s performance during the quarter, “Our results reflect the investments we are making to achieve revenue growth commensurate with our significant market opportunity. Our revenues for the quarter are the product of our reorganized sales efforts, which are gaining traction, and the solid reception the market has accorded a number of our recently introduced toner-based products. It is also notable that for the first time in the Company’s history our sales of toner-based products exceeded those of solid inks. Demand for some of these relatively new toner-based products greatly exceeded our initial forecasts, and accordingly, our ability to supply enough to satisfy all customer orders. As a result, we ended the quarter with customer backorders totaling $374,000 as compared with $140,000 at the end of June.”

Versus the same quarter last year, sales of color toner cartridges increased by about 82%, while sales of solid ink sticks decreased approximately 20%. The year-over-year decline in solid ink revenues is attributed to a combination of factors including overall attrition in the installed base population of color solid ink printers, increased market competition, and timing of customer orders.

Commenting on the decline in solid ink revenues Mr. Levin noted, “Based on our modeling of the installed base of Xerox solid ink printers, there has been a contraction of that base for the last two quarters.  This market dynamic validates our focus on introducing new toner-based products, and more generally, to diversify our dependency on any single printer brand.”  Mr. Levin continued, “We have initiated a marketing campaign to raise Media Sciences’ visibility on the Internet where we see the continued presence of the Korean solid inks.  Further, we expect our focus on the computer and office products channels to drive our future growth of solid ink products as well.”

Despite the Company’s strong top-line performance, results for the quarter were adversely impacted by the following:

* Costs of expedited shipping associated with launch of new toner-based products and clearing associated backorders totaled about $221,000 (about $127,000 after tax or $0.01 per diluted share), adversely impacting our margins by about 300 basis points;

* Costs, including expedited shipping, associated with toner-based products that did not pass our strict quality assurance standards, totaled about $96,000 (about $55,000 after tax or $0.00 per diluted share), for the quarter, adversely impacting margins by about 100 basis points;

* Litigation costs totaling $241,000 (about $139,000 after tax or $0.01 per diluted share);

* Business start-up costs associated with Asian manufacturing operations of $155,000 (about $89,000 after tax or $0.01 per diluted share);

Collectively, these items reduced the Company’s gross profits by $317,000, pretax income by $713,000, net income by about $410,000 and earnings per share by about $0.04 per diluted share.

Gross Margin

For the quarter, gross margins were 46% as compared with 55% for the same period last year. The 900 basis point year-over-year decrease in margins was primarily driven by the following factors: (1) sales mix (about 500 basis points); (2) the cost of expedited inbound freight (about 300 basis points); and (3) charges in excess of expected reimbursements from vendors for defective products (about 100 basis points). The Company’s greater mix of toner-based versus solid ink product sales accounted for the majority of the year-over-year margin decline. On a portfolio basis, toner-based products typically carry lower margins than solid ink products. As long as the Company remains dependent on contract manufacturers for toner-based products, it is unlikely to see any meaningful expansion of its toner margins. However, in Phase II of its Asian manufacturing plan, when the Company will be increasingly independent of its contract manufacturers, the Company has estimated its potential improvement to toner-based margins of between 700 and 1,200 basis points. We will start to realize these economies associated with Phase II of the Company’s Asian manufacturing plan in 2009 and expect to fully realize them in 2010.

Regarding the expedited inbound freight costs incurred during the quarter, Mr. Levin noted, “Historically, we have expedited the delivery of products associated with new product launches and thereafter replenished stock levels through less expensive means. The recent changes in our sales strategy are driving changes in product mix and the demand for our products. As we respond to the higher levels of demand for certain products through better forecasting and planning, we strive to reduce the proportion of goods requiring expedited delivery.”

On the defective inbound product issue, Mr. Levin commented, “We are working with our contract manufacturers to ensure that our products are consistently made to our specifications and to improve their quality assurance processes to quickly identify and remedy deviations. In 2008, Phase I of our Asian manufacturing plan will mitigate our exposure to such issues as we will be performing our own quality assurance locally in Asia.”

Research and Development

Versus the same quarter last year, research and development spending increased by $77,000 or 18% to $497,000 from $420,000. Sequentially, as compared with the prior quarter, our research and development spending increased by $12,000, or 3% to $497,000 from $485,000.

Selling, General and Administrative

Selling, general and administrative expense, exclusive of depreciation and amortization, for the quarter, compared to the same period last year, increased by $856,000 or 47% to $2,692,000 from $1,836,000. The increase in selling, general and administrative expense was primarily driven by greater year-over-year compensation and benefits costs and increased professional fee spending, including litigation costs. Compensation and benefit costs, including sales commissions, increased by about $632,000 over the same period last year. This increase was primarily driven by the hiring of additional sales and marketing personnel and, to a lesser extent, some operations personnel. The increase was also driven by about $155,000 of costs associated with the start-up of our toner-based manufacturing operations in China. Most of the increase in professional fees was attributed to legal fees associated with the Xerox litigation and a lawsuit we have pending against our former insurance broker; for the quarter these costs totaled about $241,000. For the quarter, as compared to the same period last year, our total legal fees, including those associated with litigation, increased by $149,000 or 96% to $305,000 from $156,000.

Sequentially, as compared with the prior quarter, selling, general and administrative expense decreased by $113,000, or 4% to $2,692,000 from $2,805,000. This decrease was primarily driven by lower litigation and advertising costs, partially offset by greater compensation and professional fee costs. Legal fees associated with our pending Xerox and former insurance broker litigations decreased by $285,000 or 54%, to $241,000 for the quarter from $526,000 in the prior fiscal quarter.

Net Income

For the quarter, we lost $187,000 or $0.02 per share basic and diluted. This compares with the $542,000 or $0.05 per share basic and diluted earned for same period last year.

Effective Tax Rate

For the quarter, the Company’s blended effective tax rate was 42.5% versus 31.8% for the same period last year. The Company’s blended effective state and federal tax rate varies due to the magnitude of various permanent differences between reported pretax income and what is recognized as taxable income by various taxing authorities. The availability of tax credits associated with manufacturing and research and development activities, as well as exclusions, such as the Extraterritorial Income Exclusion, can result in an effective rate that is lower than the statutory rate.

CEO’s Comments

Mr. Levin remarked on the Company’s strategic initiatives for fiscal 2008, “Our results reflect our key business strategies. The goal of these strategies is to build and improve the platform for growth for 2008 and beyond. These strategies result in three key initiatives;

One: Achieve revenue growth that reflects the opportunity we have in this market.

Leveraging the foundational changes made in Fiscal 2007, including investments in a strong sales team, led by new sales leadership, we are focused on large growth opportunities in the computer and office products channels. In our fiscal first quarter, sales in the U.S. increased by 8% year over year and in Europe by 39%. We expect our growth rate to accelerate in both markets as the year progresses.

Two: Become a “local” supplier to our European customers.

We have successfully launched our European logistics initiative. With inventory now in Europe, by pricing our products in British pound and the euro, and with terms and conditions tailored to meet the unique needs of the European market, we have made substantial headway toward meeting this goal.

Three: Improve product development times, manufacturing margins and reduce dependence on vendors.

We are now building our Asian based integrated xerographic engineering and manufacturing capability to reduce toner product lead times (and thus inventory levels), reduce new product development times, and ultimately, reduce our toner product costs.

Mr. Levin continued, “These three initiatives, along with our continued new product development successes, form the backbone for our growth in Fiscal 2008 and beyond. Our results this quarter reflect the investment required to build the platform for growth. Our return to sales growth this quarter is a first indication of the greater future performance we expect from our investment in these initiatives.”

Conference Call Note

Media Sciences International, Inc. will hold a conference call to discuss annual results on Thursday, November 15, 2007, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 800.299.9630. International callers may dial 617.786.2904. The passcode for the teleconference is 72695754.

For more information on Media Sciences or its SEC filings, please visit the investor relations section of the Company’s website at www.mediasciences.com.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Dell®, Samsung®, Xerox®, Tektronix®, OKI®, Ricoh®, Konica Minolta™/Minolta QMS®, Epson®, and Brother® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color™—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. With the Company’s groundbreaking INKlusive® FREE Color Printer Program (www.inklusive.com), printer users buy the supplies, and get the printer for free. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Contacts:

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences
kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Cristina Goncalves, International Marketing Manager, Media Sciences
cgoncalves@mediasciences.com, 201.677.9311, ext. 222

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-KSB for the year ended June 30, 2007, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

	Three Months Ended
	9/30/2007	9/30/2006
Reported income (loss) from operations	(333,717)	787,564
Depreciation & amortization	248,107	218,932
EBITDA	(85,610)	1,006,496

Add-back of non-cash expenses:
Increases to inventory reserves	27,385	33,595
Stock-based compensation	82,292	146,323
	109,677	179,918

Cash EBITDA	24,067	1,186,414

Add-back of non-recurring items:
Channel Realignment Initiative	-	-
Litigation Cost	241,508	136,000
	241,508	136,000

Normalized EBITDA	265,575	1,322,414

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,
	2007	2006

NET REVENUES	$ 6,430,890	$ 5,624,534

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and amortization, product warranty, shipping and freight	2,959,104	2,042,494
Depreciation and amortization	147,007	152,095
Product warranty	212,117	208,034
Shipping and freight	167,572	112,122
Total cost of goods sold	3,485,800	2,514,745

GROSS PROFIT	2,945,090	3,109,789

OTHER COSTS AND EXPENSES:
Research and development	497,366	419,876
Selling, general and administrative, excluding depreciation and amortization	2,692,046	1,835,636
Depreciation and amortization	89,395	66,713
Total other costs and expenses	3,278,807	2,322,225

INCOME (LOSS) FROM OPERATIONS	(333,717)	787,564

Interest income, net	7,990	8,115

INCOME (LOSS) BEFORE INCOME TAXES	(325,727)	795,679
Provision (benefit) for income taxes	(138,569)	253,214

NET INCOME (LOSS)	$ (187,158)	$ 542,465

EARNINGS (LOSS) PER SHARE
Basic	$ (0.02)	$ 0.05
Diluted	$ (0.02)	$ 0.05

WEIGHTED AVERAGE SHARES USED TO COMPUTE EARNINGS PER SHARE
Basic	11,470,759	11,137,085
Diluted	11,470,759	11,592,590

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-Q for the quarter ended September 30, 2007.  We encourage you to review the accompanying notes to these consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2007	June 30,
ASSETS	(Unaudited)	2007

CURRENT ASSETS:
Cash and cash equivalents	$ 996,474	$ 1,808,285
Accounts receivable, net	3,122,290	2,164,826
Inventories	5,949,031	5,801,526
Taxes receivable	385,919	566,967
Deferred tax assets	727,349	727,349
Prepaid expenses and other current assets	143,805	253,387
Total Current Assets	11,324,868	11,322,340

PROPERTY AND EQUIPMENT, NET	2,601,871	2,752,223

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Other assets	81,592	65,672
Total Other Assets	3,665,823	3,649,903

TOTAL ASSETS	$ 17,592,562	$ 17,724,466

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$ 148,019	$ 147,118
Accounts payable	1,580,103	1,428,379
Accrued compensation and benefits	397,560	757,116
Other accrued expenses and current liabilities	996,740	722,725
Accrued product warranty costs	202,412	192,707
Deferred revenue	613,269	603,234
Total Current Liabilities	3,938,103	3,851,279

OTHER LIABILITIES:
Long-term debt, less current maturities	286,711	323,965
Deferred rent liability	217,708	234,378
Deferred revenue, less current portion	248,325	240,893
Other tax obligations	772,519	589,298
Deferred tax liabilities	48,556	463,590
Total Other Liabilities	1,573,819	1,852,124

TOTAL LIABILITIES	5,511,922	5,703,403

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	–	–
Common Stock, $.001 par value
Authorized 25,000,000 shares; issued and outstanding 11,504,866 shares
in September and 11,435,354 shares in June	11,504	11,435
Additional paid-in capital	11,414,985	11,136,505
Retained earnings	654,151	873,123
Total Shareholders' Equity	12,080,640	12,021,063

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 17,592,562	$ 17,724,466

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ (187,158)	$ 542,465
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	248,106	218,932
Deferred income taxes	(415,034)	32,500
Tax benefits from employee stock options	125,058	–
Provision for inventory obsolescence	27,384	–
Provision for bad debts	350	–
Stock-based compensation expense	82,292	145,995
Excess tax benefits from stock-based compensation	–	(37,670)
Changes in operating assets and liabilities :
Accounts receivable	(957,814)	259,458
Inventories	(172,725)	(226,553)
Income taxes	332,454	96,256
Prepaid expenses and other current assets	93,661	211,889
Accounts payable	151,724	276,607
Accrued compensation and benefits	(359,556)	(423,140)
Other accrued expenses and current liabilities	283,720	339,784
Deferred rent liability	(16,670)	(16,214)
Deferred revenue	17,467	(47,895)
Net cash provided (used) by operating activities	(746,741)	1,372,414

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(97,753)	(165,285)
Net cash used in investing activities	(97,753)	(165,285)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank term loan repayments	(36,353)	(35,489)
Excess tax benefits from stock-based compensation	–	37,670
Proceeds from issuance of common stock	69,036	106,500
Net cash provided by financing activities	32,683	108,681

NET INCREASE (DECREASE) IN CASH	(811,811)	1,315,810

CASH, BEGINNING OF PERIOD	1,808,285	1,485,399

CASH, END OF PERIOD	$ 996,474	$ 2,801,209

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ 8,486	$ 17,777
Income taxes paid (refunded)	$ (180,152)	$ 138,657

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